Exhibit 15.1

October 13, 2016

Extraction Oil & Gas, Inc.

370 17th Street, Suite 5300

Denver, CO 80202

Re: Registration Statement on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated August 29, 2016 related to our review of interim financial information, which appears in the prospectus filed on October 13, 2016, which forms a part of Extraction Oil & Gas, Inc.’s Registration Statement on Form S-1 (No. 333-213634).

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP Denver, Colorado